Exhibit 99.1

INTER PARFUMS, INC. REPORTS 2019 FOURTH QUARTER AND YEAR END RESULTS

2019 Net Sales and Diluted EPS Increase by 5.6% and 11.1%, Respectively

New York, New York, March 2, 2020: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the fourth quarter and year ended December 31, 2019. Of note, the average dollar/euro exchange rate for the 2019 fourth quarter was 1.11 compared to 1.14 in the fourth quarter of 2018. For the full years ended December 31, 2019 and 2018, the average dollar/euro exchange rates were 1.12 and 1.18, respectively.

Fourth Quarter 2019 Compared to Fourth Quarter 2018:

●	Net sales were $177.8 million, up 0.3% from $177.2 million; at comparable foreign currency exchange rates, net sales increased 1.5%;
●	Net sales by European based operations decreased 4.2% to $129.1 million from $134.8 million;
●	Net sales by U.S. based operations were $48.7 million, up 14.7% compared to $42.4 million;
●	Gross margin was 64.5% compared to 66.1%;
●	S,G&A expenses as a percentage of net sales were 57.6% compared to 60.1%;
●	Operating income rose 16.5% to $12.3 million as compared to $10.6 million;
●	Operating margin was 6.9% compared to 6.0%;
●	Net income attributable to Inter Parfums, Inc. increased 1.8% to $8.2 million compared to $8.0 million; and,
●	Net income attributable to Inter Parfums, Inc. per diluted share was $0.26 for both periods.

Thus for the year as a whole, net sales increased 5.6% to $713.5 million from $675.6 million in 2018. At comparable foreign currency exchange rates, net sales increased 7.8%. Net income attributable to Inter Parfums, Inc. increased 12.0% to $60.2 million from 2018’s $53.8 million; and net income attributable to Inter Parfums, Inc. per diluted share rose 11.1% to $1.90 from $1.71 per diluted share in 2018.

Jean Madar, Chairman & CEO of Inter Parfums stated, “In nearly every region in which we operate, we achieved top line growth in 2019, with sales in North America, our largest market, up 11.4%. Our second largest market, Western Europe, achieved sales growth of 2.6%, while in Eastern Europe, net sales rose 4.7%. The biggest percentage gainer was the Middle East where sales surged 22.4% over the previous year. Sales in Asia, our third largest market, were down nominally in actual dollars, but ahead in constant dollars, which we consider quite respectable in light of trade tariffs on goods coming in and out of China from the United States. Our smallest market, Central and South America, underperformed in 2019, not surprisingly in light of the region’s political, economic and social turmoil.”

He continued, “Regarding our largest brands, Montblanc remains our largest brand, with annual sales up nearly 23%. As we previously reported, the strength of the dollar produced slightly lower sales in actual dollars by Jimmy Choo and Coach, but in constant dollars, sales by these two brands were in fact ahead of 2018. GUESS, whose first full year of fragrance sales under our leadership was 2019, has quickly become the fourth largest brand in our portfolio.”

Inter Parfums, Inc. News Release	Page 2
March 2, 2020

Russell Greenberg, Executive Vice President and CFO stated, “Our consolidated gross margin was 62.5% and 63.3% in 2019 and 2018, respectively. Gross margin for European operations was 65.7% compared to 66.3% in 2018. As we reported throughout last year, the benefit of a strong dollar on the gross margin was offset by the higher than typical cost of sales for the Montblanc Explorer product line, which launched in the first quarter of 2019. For U.S. operations, gross margin rose to 52.5% from 51.4% in 2018 with the 110 basis point improvement primarily due to the continued growth of higher margin prestige products under licenses.”

He continued, “Selling, general and administrative expenses rose 2.5% compared to 2018, and as a percentage of net sales, were 47.8% and 49.3% for 2019 and 2018, respectively. Once again, promotion and advertising, included selling, general and administrative expenses peaked in the fourth quarter, which brought the total for the full year to 20.3% of net sales, down slightly from 20.7% in 2018. While we budgeted 21% of 2019 net sales for promotion and advertising expenditure, minor fluctuations in certain launch schedules altered our planned spending.”

Mr. Greenberg also noted, “In 2019, there was a $1.1 million loss on foreign currency while in 2018, the loss was $0.3 million and our effective income tax rate was 27.7% in 2019 and 27.3% in 2018. Cash provided by operating activities aggregated $76.5 million in 2019, and we closed the year with working capital of $389 million, including approximately $253 million in cash, cash equivalents and short-term investments, a working capital ratio of over 3 to 1 and only $10.7 million of long-term debt.”

2020 Plans

For our European operations, Mr. Madar continued, “During the first quarter, we continued the geographic rollouts of products we debuted at the end of last year, including Jimmy Choo Urban Hero and Byzance by Rochas. Our 2020 launch program has begun, most notably with Coach Dreams, an entirely new women’s fragrance family for the brand and L’Homme Rochas. We will have a new women’s scent for Montblanc coming to market later this spring. In addition to initiating distribution of several Kate Spade New York legacy scents in April, come the summer, we will introduce our first new fragrance for the brand. For Jimmy Choo, we have an entirely new women’s scent unveiling in the second half of the year. For U.S. operations, we are gearing for a new blockbuster scent for women under the GUESS banner unveiling this spring in the U.S., followed in the fall by an international rollout. A new fragrance duo for Hollister, Canyon Escape, is also scheduled for a spring launch. We are hopeful that Sky by Anna Sui will bolster brand sales when it debuts in the fall. Our first fragrance collection under the Graff label debuts in Harrod’s for a six-month exclusive starting in the spring, followed by select international luxury distribution.”

2020 Guidance

Mr. Greenberg concluded, “The fundamentals of our business remain strong. However, like most companies doing business around the globe, ours is being impacted by the coronavirus. There are many unknowns as to the duration and severity of the situation which we are closely monitoring. As a result of the trends we have seen recently, such as the significant decline in air travel and consumer traffic in key shopping and tourist areas, we delayed certain launches to later in the year, and therefore, our 2020 guidance needs to be revised. The business challenges change daily, as the track of the virus is unknown, making it very difficult to precisely estimate the impact. If the impact is limited to the first few months of this year, we expect 2020 net sales and net income attributable to Inter Parfums, Inc. to be in line with 2019 results. We are assessing developments constantly and will update these measures as needed and will address the issue on tomorrow’s conference call.”

Dividend

The Company’s regular quarterly cash dividend of $0.33 per share is payable on April 15, 2020 to shareholders of record on March 31, 2020.

Inter Parfums, Inc. News Release	Page 3
March 2, 2020

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET, Tuesday, March 3, 2020. Interested parties may participate by dialing (201) 493-6749; please call in 10 minutes before start time and ask for the Inter Parfums call. To listen to the call over the Internet, go to www.interparfumsinc.com and click on the Investor Relations section.

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade New York, MCM, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2019 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640	Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com	Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com	www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 4
March 2, 2020

INTER PARFUMS, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Net sales	$177,803	$177,227	$713,514	$675,574

Cost of sales	63,119	60,095	267,578	248,012

Gross margin	114,684	117,132	445,936	427,562

Selling, general and administrative expenses	102,349	106,545	341,209	332,831

Income from operations	12,335	10,587	104,727	94,731

Other expenses (income):
Interest expense	932	1,025	2,146	2,578
Loss on foreign currency	310	436	1,128	251
Interest income	(807)	(636)	(3,693)	(3,957)
	435	825	(419)	(1,128)

Income before income taxes	11,900	9,762	105,146	95,859

Income taxes	3,064	594	29,076	26,144

Net income	8,834	9,168	76,070	69,715

Less: Net income attributable to the noncontrolling interest	645	1,121	15,821	15,922

Net income attributable to Inter Parfums, Inc.	$8,189	$8,047	$60,249	$53,793

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.26	$0.26	$1.92	$1.72
Diluted	$0.26	$0.26	$1.90	$1.71

Weighted average number of shares outstanding:
Basic	31,473	31,340	31,451	31,308
Diluted	31,713	31,584	31,689	31,522

Dividends declared per share	$0.33	$0.28	$1.16	$0. 91

Inter Parfums, Inc. News Release	Page 5
March 2, 2020

INTER PARFUMS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2019 and 2018

(In thousands except share and per share data)

	2019	2018
Assets
Current assets:
Cash and cash equivalents	$192,417	$193,136
Short-term investments	60,714	67,870
Accounts receivable, net	133,010	133,320
Inventories	167,809	161,778
Receivables, other	2,054	2,112
Other current assets	17,123	12,576
Income taxes receivable	169	810
Total current assets	573,296	571,602
Equipment and leasehold improvements, net	11,107	9,839
Right-of-use assets, net	28,359	--
Trademarks, licenses and other intangible assets, net	201,983	204,325
Deferred tax assets	8,004	5,761
Other assets	6,083	6,302
Total assets	$828,832	$797,829
Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$12,326	$23,155
Current portion of lease liabilities	5,356	--
Accounts payable - trade	54,098	58,328
Accrued expenses	96,421	94,668
Income taxes payable	5,865	4,396
Dividends payable	10,399	8,630
Total current liabilities	184,465	189,177
Long–term debt, less current portion	10,734	22,906
Lease liabilities, less current portion	24,635	--
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares; none issued	--	--
Common stock, $0.001 par value. Authorized 100,000,000 shares; outstanding, 31,513,018 and 31,382,127 shares at December 31, 2019 and 2018, respectively	31	31
Additional paid-in capital	70,664	69,970
Retained earnings	474,637	448,731
Accumulated other comprehensive loss	(39,853)	(33,650)
Treasury stock, at cost, 9,864,805 common shares at December 31, 2019 and 2018	(37,475)	(37,475)
Total Inter Parfums, Inc. shareholders’ equity	468,004	447,607
Noncontrolling interest	140,994	138,139
Total equity	608,998	585,746
Total liabilities and equity	$828,832	$797,829

See accompanying notes to consolidated financial statements.